Exhibit 99.1

DENALI THERAPEUTICS ANNOUNCES POSITIVE CLINICAL RESULTS WITH ITS LEAD RIPK1 INHIBITOR MOLECULE AND INTENTION TO INITIATE PATIENT STUDIES IN MULTIPLE INDICATIONS IN COLLABORATION WITH SANOFI

•	Phase 1 healthy volunteer study of DNL747 meets all endpoints, including CSF exposure levels, RIPK1 inhibition, and pathway engagement, at doses that were safe and well tolerated

•	Data from the Phase 1 healthy volunteer study of DNL747 will be presented at Denali’s upcoming R&D Day on December 10, 2018

•	Denali and partner Sanofi plan to evaluate DNL747 in clinical studies for Alzheimer’s disease, amyotrophic lateral sclerosis (ALS), and multiple sclerosis (MS)

SOUTH SAN FRANCISCO–November 19, 2018–Denali Therapeutics Inc. (NASDAQ: DNLI), a biopharmaceutical company developing a broad portfolio of product candidates for neurodegenerative diseases, today announced positive results from its Phase 1 healthy volunteer study of DNL747, a brain penetrant small molecule inhibitor of receptor-interacting serine/threonine-protein kinase 1 (RIPK1). RIPK1 is a critical signaling protein in the tumor necrosis factor receptor pathway and is a regulator of inflammation and cell death in tissues throughout the body.

In a randomized, double blind, placebo-controlled, oral dose study in 56 healthy subjects who received either single or multiple ascending doses or placebo, DNL747 achieved its safety, pharmacokinetic, and pharmacodynamic objectives. DNL747 was generally well tolerated with no serious adverse events at doses that achieved high levels of brain exposure and robust target engagement as measured by a blood-based biomarker of RIPK1 activity.

Denali recently announced a broad collaboration with Sanofi on the development of multiple RIPK1 inhibitor molecules, including DNL747, to study their potential to treat a range of neurological and systemic inflammatory diseases.

"The data generated in this study provides a solid foundation for rational dose selection for future clinical trials. We are excited that we are able to achieve near complete inhibition of RIPK1 activity at doses that are well tolerated in healthy subjects. We look forward to working with our partner Sanofi to initiate patient studies in Alzheimer's disease, ALS, and MS shortly," said Carole Ho, M.D., Chief Medical Officer.

In addition to DNL747, Sanofi and Denali are pursuing several other compounds, including DNL758, a RIPK1 inhibitor acting peripherally without meaningful blood-brain barrier penetration, for systemic inflammatory diseases. Sanofi intends to initiate clinical trials with DNL758 in 2019.

Clinical data from the Phase 1 study with DNL747 will be presented at Denali’s R&D Day which will take place on December 10, 2018 in New York City. The R&D Day will also include updates on Denali’s LRRK2 program, pipeline and its blood-brain barrier platform. A live webcast will be available on the company’s website at www.denalitherapeutics.com.
About Denali

Denali is a biopharmaceutical company developing a broad portfolio of therapeutic candidates for neurodegenerative diseases. Denali pursues new treatments by rigorously assessing genetically validated targets, engineering delivery across the blood-brain barrier and guiding development with biomarker monitoring to demonstrate target engagement and select patients. Denali is based in South San Francisco. For additional information, please visit www.denalitherapeutics.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements expressed or implied in this press release include, but are not limited to, plans to evaluate DNL747 in clinical studies for Alzheimer's disease, ALS and MS patients, Denali’s plans to work with its partner Sanofi to initiate and to conduct further clinical testing in patient studies in these indications, plans for Denali and Sanofi to pursue several other compounds, including DNL758, for systemic inflammatory diseases, Denali’s plans to present the clinical data from the Phase 1 study with DNL747, Sanofi’s plans to initiate clinical trials with DNL758 in 2019, and statements made by Denali’s CMO. Actual results are subject to risks and uncertainties and may differ materially from those indicated by these forward-looking statements as a result of these risks and uncertainties, including but not limited to, risks related to: the risk that the Sanofi transaction may not close in a timely manner or at all; risks related to obtaining the requisite regulatory approvals; the risk of the occurrence of any event, change or other circumstance that could give rise to the termination of the Sanofi agreement (including without limitation the failure to timely obtain requisite regulatory approvals); risks related to the effect of the announcement of the closing of the Sanofi transaction on Denali’s business relationships, operating results and business generally; Denali’s early stages of clinical drug development; Denali’s ability to complete the development and, if approved, commercialization of its product candidates; Denali’s dependence on successful development of its BBB platform technology and product candidates currently in its core program; Denali’s ability to conduct or complete clinical trials on expected timelines; the uncertainty that any of Denali’s product candidates will receive regulatory approval necessary to be commercialized; Denali’s ability to continue to create a pipeline of product candidates or develop commercially successful products; Denali’s ability to obtain, maintain, or protect intellectual property rights related to its product candidates; implementation of Denali’s strategic plans for its business, product candidates and BBB platform technology; and other risks, including those described in Denali’s Annual Report on Form 10-K filed with the SEC on March 19, 2018, Denali’s Quarterly Report on Form 10-Q filed with the SEC on November 8, 2018 and Denali’s future reports to be filed with the SEC. The forward-looking statements in this press release are based on information available to Denali as of the date hereof. Denali disclaims any obligation to update any forward-looking statements, except as required by law.

Contacts:

Lizzie Hyland
(646) 495-2706
lhyland@gpg.com

or

Morgan Warners
(202) 295-0124
mwarners@gpg.com